Exhibit 99.2

BUSINESS OBJECTS TO ACQUIRE INXIGHT SOFTWARE May 22, 2007

Safe Harbor for Forward Looking Statements During the course of today's presentation, we may make forward-looking statements that involve risks and uncertainties concerning the proposed acquisition of Inxight, Business Objects' product and business strategies, including the products we intend to acquire from Inxight, the anticipated benefits to customers and partners resulting from the closing of the acquisition and the timing of the closing of the acquisition. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, our ability to attract and retain customer support for, and to generate revenue from, Inxight products, the outcome of regulatory reviews of the transaction, the ability of the parties to complete the proposed transaction, Business Objects' ability to retain Inxight employees and Business Objects' ability to realize other financial benefits from the proposed acquisition. More information about potential factors that could affect Business Objects' business and financial results is included in Business Objects' Form 10-Q for the quarter ended March 31, 2007 which is on file with the Securities and Exchange Commission's website at www.sec.gov. Business Objects is not obligated to update these forward -looking statements to reflect events or circumstances after the date of this presentation. ?Copyright (c) 2007 Business Objects S.A. All rights reserved.

WHAT WE ARE ANNOUNCING Business Objects has announced the intent to acquire Inxight Software Expected to close in July 2007 About Inxight Leader in Text Analytics, Federated Search, and Visualization Founded in 1997 Headquarters in Sunnyvale, CA, USA Includes wholly-owned subsidiary, Inxight Federal Systems Group 120 employees worldwide; 450+ customers with 300+ OEM partners ?Copyright (c) 2007 Business Objects S.A. All rights reserved.

?Copyright (c) 2007 Business Objects S.A. All rights reserved.

Structured Unstructured ?Copyright (c) 2007 Business Objects S.A. All rights reserved.

Structured information Unstructured information ?Copyright (c) 2007 Business Objects S.A. All rights reserved.

Structured Unstructured FULL-SPECTRUM BI Unify and trust all organizational data Discover insights from facts, ideas, and opinions Make fully informed decisions with quantitative and qualitative information ?Copyright (c) 2007 Business Objects S.A. All rights reserved.

Business Objects Leader in BI Based on 15+ years of innovation 125 patents and numerous industry firsts Globally deployed in 80 countries Multi-channel and deployed in 80% of the Fortune 500 800+ OEMs 15+ years of quarterly profitable growth Inxight Software Leader in text analytics Based on 25+ years of research at Xerox PARC Patents in info retrieval, natural language processing, info visualization Support for 32 languages and 220+ file formats Wholly-owned subsidiary, Inxight Federal Systems Group 300+ OEMs including SAP, SAS, Oracle, Microsoft. Strong revenue and profitable Structured Unstructured ?Copyright (c) 2007 Business Objects S.A. All rights reserved.

Publishing and Media Financial Services Manufacturing and Technology OEM Government Health Care and Life Sciences CUSTOMER AND OEM SYNERGY AND EXPANSION ?Copyright (c) 2007 Business Objects S.A. All rights reserved.

?Copyright (c) 2007 Business Objects S.A. All rights reserved.

?Copyright (c) 2007 Business Objects S.A. All rights reserved.

?Copyright (c) 2007 Business Objects S.A. All rights reserved.